Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508 263 8765
www.cytyc.com

Stephanie Carrington
Media: Greg Tiberend
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

CYTYC EXPANDS WOMEN’S HEALTH PRESENCE WITH ACQUISITION OF PROXIMA THERAPEUTICS, INC.

Cash Transaction of $160 million plus Two-Year Earnout

Marlborough, Mass., February 9, 2005 – Cytyc Corporation (Nasdaq: CYTC), a leading women’s health company, today announced that it has entered into a definitive agreement to acquire Proxima Therapeutics, Inc., a privately-held company that develops and markets innovative delivery systems for the treatment of cancer. The purchase price of $160 million, plus a two-year earnout based on incremental sales growth in breast related products will be paid out of existing cash. This transaction is expected to close by the end of the first quarter and will be subject to customary closing conditions and clearance under the Hart-Scott Rodino Antitrust Improvements Act.

Proxima’s lead product, the proprietary MammoSite® Radiation Therapy System (RTS), is a single-use device for the treatment of breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue. MammoSite RTS dramatically reduces treatment time to five days compared to 30-35 days for traditional whole breast external beam radiation therapy.

“The acquisition of Proxima is another key milestone in Cytyc’s strategic evolution and our ongoing mission to provide innovative and effective products that improve women’s lives,” said Patrick J. Sullivan, chairman, president, and chief executive officer. “This acquisition enables us to expand our product offerings into cancer treatment while leveraging our existing infrastructure and expertise in women’s health and oncology. In addition, we will be further strengthening our formidable sales force with the addition of Proxima’s oncology-focused sales team.”

Proxima launched the MammoSite RTS following clearance by the U.S. Food and Drug Administration in May 2002. To date, more than 7,000 breast cancer patients have been treated with MammoSite. While there are no specific FDA patient restrictions on the use of MammoSite, current medical society guidelines recommend use with patients at least 45 years old with tumors less than 3 centimeters with negative lymph nodes. Cytyc believes the overall market opportunity to be in the $300 million range.

MammoSite revenue in 2004 was approximately $12.6 million, representing 50 percent growth over the previous year. Cytyc expects sales related to this acquisition in the last three quarters of 2005 to be in the range of $15 million to $17 million and for the transaction to be $0.01 to $0.02 dilutive to earnings in 2005, breakeven to earnings in the fourth quarter 2005, and accretive in 2006.

Cytyc management will discuss the Proxima Therapeutics, Inc. transaction, fourth quarter and year-end results, business highlights and future expectations during a conference call on February 10 at 9:00 a.m. (Eastern). The call will be hosted by Patrick Sullivan, chairman, president, and chief executive officer; Tim Adams, chief financial officer; Daniel Levangie, executive vice president and chief commercial officer; and John McDonough, senior vice president, development and operations. A webcast and replay of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, where the event will be available for replay approximately two hours following the webcast until February 25, 2005. Those without web access may access the call by calling 800-817-4887 or 913-981-4913. A telephonic replay of the call will be available through February 25, 2005, by calling 888-203-1112 (Replay Pin No. 8244923). International participants may dial 719-457-0820; the pin number is the same.

Cytyc Corporation is a leading women’s health company that designs, develops, manufactures, and markets innovative and clinically effective products. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, and treatment of excessive menstrual bleeding. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. Cytyc Surgical Products, a wholly owned subsidiary of Cytyc Corporation, manufactures and markets the NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, and NovaSure are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts and product acceptance, management of growth and product diversification, risks associated with litigation and arbitration, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, introduction of disruptive technologies, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.